The Securities and Exchange Commission 100 F Street, NE Washington, DC 20549
23 January 2013
Dear Sirs

Chiron Guernsey GP Co. Limited (company number 54155) (“Finance GP”) Centaur Guernsey L.P. Inc. (limited partnership number 1545) (“Finance LP”)

1.    INTRODUCTION

1.1
You have asked for our legal opinion on matters of law of the Island of Guernsey (“Guernsey”) in connection with Finance GP and Finance LP (together, the “Guernsey Entities”) and in connection with the Guernsey Entities entering into:

1.1.1
a guaranty agreement dated 4 November 2011 made by and among (1) Chiron Holdings, Inc., (2) Chiron Topco, Inc., (3) Finance LP, (4) the other subsidiary guarantors party thereto and (5) Bank of America, N.A., as collateral agent (the “Guaranty”);

1.1.2
a registration rights agreement dated 4 November 2011 made between (1) Chiron Merger Sub, Inc. (to be merged with and into Kinetic Concepts, Inc.) (2) KCI USA, Inc. (3) Finance LP (inter alios) as guarantor and (4) Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC as representatives for several initial purchasers (the “Registration Rights Agreement”); and

1.1.3
an indenture dated 4 November 2011 (the “Indenture”) as supplemented by two supplemental indentures dated 17 January 2013 (the “Supplemental Indentures”) each made between (1) Chiron Merger Sub, Inc and Kinetic Concepts, Inc. and (2) KCI USA, Inc. (3) Finance LP (inter alios) as guarantor and (4) Wilmington Trust, National Association as trustee and collateral agent.

1.2	The documents listed in paragraph 1.1 are in this Opinion together referred to as the “Agreements”.

1.3	Except as expressly referred to in this Opinion we have not seen or examined, and give no opinion on, any underlying or other documents referred to in the Agreements.

1.4	We are lawyers qualified to practise law in and to advise on the laws of Guernsey.

1.5	We have acted as Guernsey legal advisers in connection with the formation of the Guernsey Entities.

2.    INSPECTION
In addition to examining the Agreements, for the purpose of giving this opinion we have examined the following documents:

2.1	a copy of the certificate of incorporation of Finance GP as filed at the registry of companies in Guernsey (the “Registry”);

2.2	a copy of the certificate of registration of Finance LP, as filed at the Registry;

2.3	a copy of the Memorandum and Articles of Incorporation of Finance GP as filed at the Registry on 4 November 2011 (together the “Articles”);

2.4
a copy of the initial limited partnership agreement of Finance LP dated 26 October 2011 and a copy of the amended and restated limited partnership agreements relating to Finance LP dated 4 and 16 November 2011 between Finance GP, Chiron Guernsey Holdings L.P. Inc. and Denise Fallaize (the “LPA”);

2.5	a copy of the declaration of Finance GP pursuant to Section 8(2)(d) of the LP Law in support of the registration of Finance LP as a limited partnership and as filed at the Registry;

2.6
a copy of the minutes of a meeting of the board of directors of Finance GP dated 31 October 2011 signed by the chairman of the meeting at which Denise Fallaize, Andrew Guille and David Critchlow each resigned as directors of Finance GP with immediate effect and each of Steven Lewis Dyson and William John Gumina were appointed as directors of Finance GP;

2.7
a copy of resolutions of the board of directors of Finance GP, dated 4 November 2011 and signed by all of the directors of Finance GP pursuant to which Steven Lewis Dyson and William John Gumina each resigned as directors of Finance GP with effect from the time specified in those resolutions and each of Martin J. Landon and John T. Bibb were appointed as directors of Finance GP;

2.8
a copy of resolutions of the board of directors of Finance GP, dated 4 November 2011 and signed by all of the directors of Finance GP pursuant to which, inter alia, the directors of Finance GP resolved to accept the terms and conditions of the Agreements (acting in its capacity as general partner of Finance LP and in its own capacity, as appropriate) and to authorise any director of Finance GP to execute the Agreements on behalf of Finance GP (acting in its capacity as general partner of Finance LP and in its own capacity, as appropriate). The documents listed in paragraph 2.6, 2.7 and 2.8 are in this opinion together referred to as the “Resolutions”);

2.9
the public records of the Guernsey Entities on file and available for the purposes of public inspection at the Registry on 4 November 2011, 2 November 2012 and 23 January 2013 and a search of the computerised records of matters raised in the Royal Court of Guernsey (the “Royal Court” which definition shall include any court in Guernsey where the context so requires) available for inspection at the Greffe (the registry of the Royal Court in Guernsey) on 4 November 2011, 2 November 2012 and 23 January 2013 (together the “Public Records”);

2.10	certificates dated 4 November 2011, 5 November 2012 and 23 January 2013 provided to us by a director of Finance GP in respect of (i) Finance GP and (ii) Finance LP (the “Certificates”); and

2.11	the documents listed in paragraph 2 are in this opinion together referred to as the “Documents”.
3.    ASSUMPTIONS

3.1	For the purpose of this opinion, we have made and relied upon the assumptions set out below without making any investigation thereof:

3.1.1
that all parties (other than the Guernsey Entities) have the capacity, power and authority to enter into the Agreements and Documents to which they are a party and that such parties will be duly authorised to execute and deliver those Agreements and Documents and that the Agreements and Documents will be dated;

3.1.2
that where we have examined drafts, the Agreements as executed do not differ in any material respect from the drafts which we have examined and further that the Agreements are executed in the manner prescribed by the Resolutions;

3.1.3
    the conformity to the originals of all documents supplied to us as drafts, certified, photocopied, conformed or facsimile copies and the authenticity and completeness of the originals of such documents, and the authenticity and completeness of all documents supplied to us as originals;

3.1.4	the genuineness and authenticity of all signatures and seals on the documents and instruments submitted to us for the purposes of this letter;

3.1.5
that there are no provisions of the laws of any jurisdiction outside Guernsey which would have any implication for the opinions we express and that, insofar as the laws of any jurisdiction outside Guernsey may be relevant, such laws have been or will be complied with (including without limitation, the obtaining of all necessary consents, licences, registrations, approvals and filings);

3.1.6
that the Agreements when executed and delivered by the parties thereto will constitute legal, valid and binding obligations enforceable in accordance with their terms under the laws of the jurisdiction by which laws the Agreements are expressed to be governed;

3.1.7
that the choice of governing law for the Agreements was bona fide (for example not made with any intention of avoiding provisions of the law with which the transactions under the Agreements have the closest and most real connection) and legal (other than with respect to Guernsey law) and there is no reason for avoiding that choice of law on grounds of public policy or otherwise;

3.1.8
that the information and documents disclosed by our searches of the Public Records are accurate as at the date hereof and there is no information or document which had been delivered for registration, or which is required by the laws of Guernsey to be delivered for registration, or which has been passed or made but not yet delivered for registration, which was not included in the Public Records;

3.1.9
that all directors and secretaries of Finance GP have been validly appointed in accordance with the Companies (Guernsey) Law, 2008 (as amended) (the “Companies Law”) and the Articles and are not ineligible to act as such;

3.1.10
that the Certificates are complete and accurate as at the date hereof and the continuing accuracy and completeness of all statements as to matters of fact contained in the Documents as at the date hereof;

3.1.11
that the proceedings described in the Resolutions were duly convened, remained quorate throughout and were duly conducted as so described and that the resolutions passed thereat were duly adopted, have not been revoked, superseded or varied and remain in full force and effect;

3.1.12	that the Resolutions were duly adopted by all of the directors of Finance GP at the relevant time, have not been revoked, superseded or varied and remain in full force and effect;

3.1.13	that there are no documents or information which we have not been provided with which could affect the accuracy of this opinion;

3.1.14	that the powers of the Guernsey Entities and the powers and authority of the directors of Finance GP have not been restricted in any way other than as set out in the Documents;

3.1.15
that in entering into the Agreements (i) the directors of Finance GP have acted prudently for the commercial benefit of Finance GP, Finance LP and the limited partners of Finance LP; and (ii) Finance GP as general partner of Finance LP has acted prudently for the commercial benefit of Finance LP and the limited partners of Finance LP; and in each case in good faith for the purposes of carrying on its business (and that of Finance LP) on arm’s length commercial terms, and further that they have disclosed all personal interests in the transactions contemplated in the Agreements in accordance with the requirements of the Companies Law, the LPA and the Articles;

3.1.16
that none of the Guernsey Entities is insolvent or unable to pay its debts as they fall due and none of the Guernsey Entities will become insolvent or unable to pay its debts as they fall due as a result of it entering into the Agreements;

3.1.17	that there has not been, nor does there continue to be a reason for Finance GP to be struck off the register of companies at the Registry;

3.1.18
that in respect of the transactions contemplated by, referred to in, provided for or effected by, the Agreements, each of the parties thereto entered into the same in good faith for the purpose of carrying on its business on arm’s length commercial terms;

3.1.19
that all consents, exemptions, licences, registrations, approvals or authorisations of any person required in relation to the transaction contemplated or entered into under or pursuant to the Agreements, the execution and delivery of the Agreements and the performance and observance of the terms thereof by the parties thereto (other than such consents, exemptions, licences, registrations, approvals or authorisations required of any Guernsey Entity under the laws and regulations of Guernsey) have been obtained and are in full force and effect at the date of this opinion;

3.1.20
that each of the parties to the Agreements (other than the Guernsey Entities) is duly incorporated and organised, validly existing and in good standing under the laws of its jurisdiction of incorporation and of the jurisdiction of its principal place of business;

3.1.21	that any property secured by the Agreements is legally and physically situate outside Guernsey; and

3.1.22
that the declaration filed with the Registry pursuant to Section 8(2) of the LP Law as supplemented by notices filed with the Registry pursuant to Section 10(1) of the LP Law in relation to Finance LP, represents true and correct disclosures of all relevant matters required thereunder.

3.2	We have not independently verified these assumptions.
4.    OPINIONS
On the basis of and subject to the above and the observations and qualifications below and subject to matters not disclosed to us we are of the following opinion:

4.1	Finance GP is duly incorporated and validly existing under the laws of Guernsey as a limited liability company, is capable of owning its assets and is subject to suit in its own name.

4.2	Finance LP is duly established, registered and validly existing under the laws of Guernsey as a limited partnership, with separate legal personality.

4.3
Finance GP has been validly appointed as the sole general partner of Finance LP under the LPA and Guernsey law. Finance GP (acting as general partner of Finance LP) has the power to bind Finance LP pursuant to the LP Law and the LPA.

4.4
Finance GP, acting on its own behalf and acting in its capacity as general partner of Finance LP, has full corporate power, authority and legal right to execute, deliver and to perform its obligations under the Agreements to which it is a party, all necessary corporate, and other action has been taken to authorise the same, the Agreements have been duly authorised and executed and assuming the obligations expressed to be assumed by Finance GP (in its own capacity and in its capacity as general partner of Finance LP) under the Agreements constitute legally valid and binding obligations under the laws by which they are expressed to be governed, the laws of Guernsey will not prevent those Agreements as executed and delivered from constituting valid and binding obligations of Finance GP (in its own capacity and in its capacity as general partner of Finance LP);

4.5	Finance GP, in its capacity as general partner of Finance LP, will have unlimited liability for the debts of Finance LP.

4.6
The execution and delivery of, the performance of its obligations under and compliance with the Agreements by Finance LP, acting by its general partner, Finance GP, will not (i) contravene any existing applicable law, statute, rule or regulation to which Finance GP or Finance LP is subject or (ii) contravene or conflict with any provision of the LPA or the Articles.

4.7
All authorisations, approvals, consents, registrations, licences or exemptions required from any governmental, judicial or public body or authority in Guernsey in connection with the execution and delivery by Finance GP (in its own capacity and in its capacity as general partner of Finance LP) of the Agreements or for the performance by Finance GP (in its own capacity and in its capacity as general partner of Finance LP) and Finance LP of their respective obligations thereunder have been obtained.

4.8
It is not necessary to ensure the legality, validity, enforceability or admissibility in evidence (excluding any filings which may be necessary in connection with legal proceedings) of any of the Agreements in Guernsey:

4.8.1	that it be notarised, filed, recorded, registered or enrolled with any court or governmental authority in Guernsey; or

4.8.2	that any stamp, registration or similar fees or duties (other than the payment of court fees in the event of litigation before the Royal Court) be paid on or in relation to any of the Agreements.

4.9
None of the Guernsey Entities nor any of their respective assets is entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgment, execution or other enforcement).

5.    QUALIFICATIONS
The observations and qualifications referred to above are as follows:

5.1
The term “enforceable” and cognate expressions as used in this opinion means that the relevant obligations are of a type which the Royal Court customarily enforces and is not to be taken to imply that any obligation would necessarily be capable of enforcement or be enforced in all circumstances in accordance with its terms. In particular, but without limitation:

5.1.1
enforcement may be limited by bankruptcy, administration, désastre, saisie, insolvency, liquidation, dissolution, re-organisation and other laws of general application relating to, or affecting the rights of, creditors;

5.1.2
the Royal Court does not generally recognise equitable remedies, for example, specific performance is not available in Guernsey and other equitable remedies are not necessarily available or where available are discretionary and may not be available where damages are considered to be an adequate remedy;

5.1.3
claims may be or become barred under the laws relating to the prescription and limitation of actions or may become subject to the general doctrine of estoppel or waiver in relation to representations, acts or omissions of any relevant party or may become subject to defences of set-off or counterclaim;

5.1.4
the Royal Court will not enforce provisions of the Agreements to the extent that the same may be illegal or contrary to public policy in Guernsey or if obligations are to be performed in a jurisdiction outside Guernsey to the extent that such performance would be illegal or invalid, or contrary to the exchange control regulations under the laws of, or contrary to public policy, in that jurisdiction;

5.1.5
the Royal Court may not enforce provisions of the Agreements to the extent that they would conflict with or breach economic or other sanctions imposed in respect of certain states or jurisdictions by any treaty, law, order, or regulation applicable to Guernsey;

5.1.6
the enforcement of the obligations of the parties to the Agreements may be limited by the provisions of Guernsey law applicable to agreements or contracts held to have been frustrated by events happening after the relevant agreement or contract was entered into;

5.1.7
legal proceedings by, against or otherwise in relation to a limited partnership (including proceedings to enforce a foreign judgment by or against the partnership) may only be instituted by or against any one or more of the general partners of that limited partnership; and

5.1.8	enforcement of obligations may be invalidated by reason of fraud, duress or misrepresentation.

5.2	Enforcement may be limited to the extent that matters which it has been expressly assumed herein will be done have not been done.

5.3	We express no opinion on whether or not any transaction under the Agreements constitutes a transaction at an undervalue or a preference under the Companies Law.

5.4
The question of whether or not any provision of the Agreements which may be invalid on account of illegality or otherwise may be severed from the other provisions thereof would be determined by the Royal Court in its discretion.

5.5
A provision that a calculation, determination or certificate will be conclusive and binding will not apply to a calculation, determination or certificate which is given unreasonably, arbitrarily or without good faith or which is fraudulent or manifestly inaccurate and will not necessarily prevent judicial enquiry into the merits of any claim.

5.6
Any provision of the Agreements purporting to provide for certain payments to be made in the event of a breach of any term of the Agreements would not be enforceable to the extent that the Royal Court was to construe it to be a penalty which was excessive. For example, provisions for default interest to be paid on overdue amounts may amount to such an excessive penalty under the laws of Guernsey and such interest may therefore not be recoverable.

5.7
Where any party to the Agreements is vested with a discretion or may determine a matter in its opinion, the Royal Court may require that such a discretion be exercised reasonably or that such an opinion be based on reasonable grounds.

5.8
The effectiveness of any provision exculpating any party from a liability or duty otherwise owed may be limited by law and confidentiality obligations may be overridden by the requirements of legal process of other applicable laws or regulations.

5.9	The Royal Court may refuse to:

5.9.1	give effect to any provision of an agreement it considers usurious; or

5.9.2	allow unjust enrichment.

5.10
The Royal Court may decline to accept jurisdiction in an action where it determines that there is another more appropriate forum in another jurisdiction or that a court of competent jurisdiction has already made a determination of the relevant matter or where there is litigation pending in respect thereof in another jurisdiction or it may stay proceedings if concurrent proceedings are instituted elsewhere.

5.11
There is a presumption that the Royal Court will give effect to an exclusive jurisdiction clause in an agreement and upon application, may stay proceedings brought in Guernsey or grant an anti-suit injunction against a party that commences proceedings elsewhere where such proceedings are in breach of the exclusive jurisdiction clause, unless a party can show strong reasons for the Royal Court to depart from that presumption.

5.12
We express no opinion as to whether the entering into the agreements constituted by the Agreements will or may result in any breach of or otherwise infringe any other agreement, deed or document (other than the Documents) entered into by or binding on any of the Guernsey Entities.

5.13	Failure to exercise a right may operate as a waiver of that right notwithstanding a provision to the contrary.

5.14
We express no opinion on the accuracy or completeness of any statements, representations or warranties of fact set out in the Agreements and/or the Documents save insofar as an express opinion is given herein in respect thereof, which statements, representations and warranties we have not independently verified.

5.15	We express no opinion (other than as set out in paragraphs 4.3 and 4.4) as to the title of a Guernsey Entity to, or the existence of, any property or assets which are the subject of the Agreements.

5.16
We express no opinion on any provision in the Agreements requiring written amendments and waivers thereof insofar as it suggests that all or other modifications, amendments or waivers could not be effectively agreed upon or granted by or between the parties.

5.17
This opinion shall be governed by and construed in accordance with the laws of Guernsey as it exists at the date hereof with no obligation to keep the terms of the opinion under review. We have not made any investigation as to any other law other than the laws of Guernsey in force at and as interpreted at the date of this opinion and in particular we express no opinion as to whether the Agreements are enforceable in any jurisdiction outside Guernsey.

5.18	We do not give any opinion on the commerciality of any transaction contemplated or entered into under or pursuant to the Agreements.

5.19
The Royal Court may refuse to give effect to any of the undertakings to pay costs made by a Guernsey Entity under the Agreements and may not award by way of costs all of the expenditure incurred by a successful litigant in proceedings brought before the Royal Court.

5.20	The search of the Public Records is not conclusively capable of revealing whether or not:

5.20.1	a winding up order has been made or a resolution passed for the winding up of Finance GP; or

5.20.2	an order has been made or a resolution passed appointing a liquidator or administrator or other person to control the assets of any Guernsey Entity, as notice of these matters might not be filed with the Registry or the Greffe immediately or at all and, when filed, might not be entered on the Public Records of the Company immediately. A company search conducted in Guernsey is limited in respect of the information it produces. Details regarding the aggregate share capital of a company are only given as at 31 December in the preceding year. The Companies Law allows for various periods of time to file certain information with the Registry including resolutions, notices and court orders which if the relevant period is still running may not appear in time for the search. Any changes to the details of the directors of a company must be filed within 14 days of that change. There is no requirement to file at the Registry information regarding the shareholders or secretary of a company or regarding mortgages, security interests or charges created by a company or limited partnership other than in respect of real property situate in Guernsey. Moreover, a company search carried out in Guernsey, is unlikely to reveal any information as to any such procedure or similar proceedings initiated in any other jurisdiction. It should be noted that the Royal Court has the power to recognise in Guernsey, insolvency office holders appointed in respect of a Guernsey company or limited partnership pursuant to the laws of a foreign jurisdiction. Any such recognition may not be revealed by our searches.

5.21	There is no procedural provision under the laws of Guernsey to enable the Royal Court to enforce a floating charge or debenture against the assets of any Guernsey Entity situated in Guernsey.

5.22
In order to obtain prior ranking security over Guernsey situs intangible assets (excluding a lease) it is necessary to execute a security interest agreement which complies with the Security Interests (Bailiwick of Guernsey) Law, 1993. Foreign law security agreements do not have the effect of creating prior ranking security over Guernsey situs intangible assets.

5.23
There is no official register of pending actions in Guernsey available for public inspection and no formal procedure for determining whether any proceedings have been commenced against any Guernsey Entity including as to whether proceedings have commenced to declare the property of any Guernsey Entity en désastre; the enquiry of the Public Records is an informal enquiry only and cannot be relied upon exclusively.

Yours faithfully
/s/ Carey Olsen
Carey Olsen